Exhibit 11

Cincinnati Financial Corporation
Statement Re-Computation of Per Share Earnings

(Dollars in millions except share data)	Three months ended March 31,
	2003	2002

Numerator:

Net income — basic	$57	$75

Effect of debentures	0	0

Net income — diluted	$57	$75

Denominator:

Weighted-average common shares outstanding	161,145,558	161,768,559

Effect of:

Stock options	833,318	1,351,361

Debentures	0	238,935

Adjusted weighted-average shares	161,978,876	163,358,855

Earnings per share:

Basic	$0.35	$0.47

Diluted	$0.35	$0.46

Anti-Dilutive Securities
Options to purchase 3,199,472 shares of the company’s common stock with exercise prices ranging from $36.19 to $45.37 per share were outstanding at March 31, 2003, and 954,060 shares with exercise prices ranging from $39.88 to $45.37 per share were outstanding at March 31, 2002. The shares were not included in the computation of diluted earnings per share for the three-month periods ended March 31, 2003 and 2002, since inclusion of these options would have anti-dilutive effects, as the options exercise prices exceeded the respective average market prices of the company’s shares.

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